Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BitNile Holdings, Inc. (f/k/a Ault Global Holdings, Inc.) on Form S-8, (File No. 333-233681 and File No. 333-259087) and Form S-3 (File No. 333-250980, File No. 333-260618 and File No 333-262350) of our report dated April 15, 2022, which includes an explanatory paragraph stating that the financial statements of a wholly owned subsidiary was audited by other auditors, whose report has been furnished to us, with respect to our audits of the consolidated financial statements of BitNile Holding, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of BitNile Holdings, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts”.

/s/ Marcum llp

New York, NY

April 15, 2022